Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Bluejay Diagnostics, Inc. of our report dated March 6, 2026, relating to the consolidated financial statements of Bluejay Diagnostics, Inc. appearing in the Annual Report on Form 10-K of Bluejay Diagnostics, Inc. for the year ended December 31, 2025.

/s/ Wolf & Company, P.C.

Boston, Massachusetts

August 12, 2026